Exhibit 10.6

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the “Company”), and Cary D. Baetz (“Executive”), as of this 28th day of June, 2017, but effective as of June 20, 2017 (the “Effective Date”). Berry Petroleum Corporation, a Delaware corporation and a 100% parent of the Company (“Berry Petroleum”), is joining in this Agreement for the limited purpose of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make Berry Petroleum the employer of Executive for any purpose. Certain capitalized terms used in this Agreement are defined in Section 8.

In consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

1. Position and Duties.

1.1 Employment; Title; Reporting. Beginning on the Effective Date, the Company agrees to employ Executive and Executive agrees to be employed by the Company, upon the terms and subject to the conditions provided under this Agreement. During the Term (as defined in Section 2), Executive will serve each of the Company and Berry Petroleum as the Executive Vice President and Chief Financial Officer. Executive will report directly to the Company’s Chief Executive Officer (“CEO”).

1.2 Board Membership. Within a reasonable period following the Effective Date and at each annual meeting of the Company’s stockholders prior to the Termination Date (as defined in Section 2), Berry Petroleum will nominate Executive to serve as a member of the Board of Directors of Berry Petroleum (including any committees thereof, the “Board”). Executive’s service as a member of the Board will be subject to any required stockholder approval.

1.3 Duties. Executive will perform such duties and have such responsibilities as are typically associated with the position of Executive Vice President and Chief Financial Officer, including such duties and responsibilities as are prescribed by the CEO consistent with such position. Executive will devote substantially all of his full working time and attention to the business and affairs of the Company, will use his best efforts to promote the Company’s interests, and will perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. Executive will comply with the Company’s policies, codes and procedures, as they may be in effect from time to time.

1.4 Place of Employment. Executive shall perform his duties under this Agreement from a remote location, or, as reasonably requested by the CEO, from the Company’s offices in Dallas, Texas. Executive acknowledges and agrees that the performance of his duties hereunder will likely require substantial business travel.

2. Term of Employment.

The term of Executive’s employment hereunder (the “Term”) will begin on the Effective Date and will end on the date of Executive’s termination of employment from the Company (the “Termination Date”). Executive hereby acknowledges and agrees that his employment with the Company is “at will” and that either the Company or Executive can terminate the employment relationship at any time, with or without notice, for any reason or for no reason, subject to Section 5.2. Upon termination of Executive’s employment hereunder for any reason, Executive will be deemed to have resigned from all positions that Executive holds as an officer or member of the Board (or a committee thereof) of the Company, Berry Petroleum, or any of their subsidiaries or affiliates.

3. Compensation.

3.1 Base Salary. During the Term, Executive will be entitled to receive a base salary (“Base Salary”) at an annual rate of $500,000, payable in accordance with Company’s regular payroll practices.

3.2 Bonus Compensation. For each calendar year ending during the Term, Executive will be eligible to earn an annual bonus (the “Annual Incentive Bonus”) in the target amount of 100% of Base Salary (the “Target Bonus Amount”) and a maximum annual bonus equal to 200% of Base Salary; provided, however, that Executive’s Target Bonus Amount for the remainder of the 2017 calendar year will be prorated from the Effective Date. The actual amount of the Annual Incentive Bonus with respect to the 2017 calendar year, and any subsequent calendar years, will be determined by the Company based on Executive’s and the Company’s fulfillment of performance goals established by the Company with respect to the applicable calendar year. The Annual Incentive Bonus for any calendar year will (if and to the extent earned) be paid no later than the March 15th following the completion of such calendar year. Except as provided in Section 5.2, Executive must remain continuously employed with the Company through the payment date of the Annual Incentive Bonus in order to receive such Annual Incentive Bonus.

3.3 Long-Term Incentive Awards.

(a) Sign-On Equity Awards. On or before June 30, 2017, Executive will receive long-term incentive compensation awards (the “Sign-On Equity Awards”) under the Berry Petroleum Corporation 2017 Omnibus Incentive Plan (the “Equity Plan”). The Sign-On Equity Awards will have an aggregate grant date target value of three million dollars ($3,000,000). It is contemplated that the terms and conditions of the Sign-On Equity Awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) will be substantially similar to the terms and conditions applicable to the sign-on equity awards granted to the CEO. The Sign-On Equity Awards will be subject to the Equity Plan and will be memorialized in (and subject to the terms of) written award agreements approved by the Board.

(b) After March 1, 2020, and subject Executive’s continuing employment under the terms of this Agreement at that time, Executive will be eligible to receive annual equity awards (“Annual Equity Awards”). The actual grant date target value of any such Annual Equity Awards will be determined in the discretion of the Board after taking into account the Company’s and Executive’s performance and other relevant factors, but it is contemplated that such Annual Equity Awards will have an aggregate grant date target value equal to Executive’s Base Salary for the calendar year of grant, subject to the Board’s evaluation of Executive’s performance and then current market compensatory levels and practices. It is further contemplated that the terms and conditions of the Annual Equity Awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) will be the same as such terms and conditions applicable to the annual long-term incentive awards granted to other senior executive officers of the Company at the time of such grants. The Annual Equity Awards will be subject to the Equity Plan and will be memorialized in (and subject to the terms of) written award agreements approved by the Board.

4. Expenses and Other Benefits.

4.1 Reimbursement of Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable expenses, including all reasonable travel expenses, incurred by him during the Term (in accordance with the policies and practices as may be established by the Company from time to time) in performing services under this Agreement, provided that Executive properly accounts for such expenses in accordance with the Company’s policies as in effect from time to time. Without limiting or expanding the immediately preceding sentence, in connection with any travel by Executive in performing services under this Agreement, the Company will pay or reimburse Executive for (a) business class air travel (or first class if business class is not reasonably available) for flights with a scheduled flight time exceeding one (1) hour in duration, and (b) private ground transportation for ground travel that Executive reasonably expects will exceed one (1) hour in duration and, in his reasonable judgement, is necessary or appropriate.

4.2 Vacation. Executive will be entitled to paid vacation time each year during the Term that will accrue in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.3 Other Employee Benefits. In addition to the foregoing, during the Term, Executive will be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements generally available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.

5. Compensation Upon Termination.

5.1 Termination Generally. If Executive’s employment hereunder terminates for any reason other than as described in Section 5.2 below, then all compensation and all benefits to Executive hereunder will terminate contemporaneously with such termination of employment, except that Executive will be entitled to (a) payment of all accrued and unpaid Base Salary to the Termination Date, (b) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.1, (c) benefits to which Executive is entitled under the terms of any applicable benefit plan or program of the Company or an affiliate (such amounts set forth in (a), (b), and (c) are collectively referred to herein as the “Accrued Rights”).

5.2 Termination by the Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause (as defined in Section 8.1) or Executive terminates his employment with the Company for Good Reason (as defined in Section 8.3), then all compensation and all benefits to Executive hereunder will terminate contemporaneously with such termination of employment, except that Executive will be entitled to receive the Accrued Rights and the additional compensation set forth in Sections 5.2(a) through (d), below (such additional compensation, the “Severance”).

(a) Unpaid Prior Year Annual Incentive Bonus. The Company will pay Executive any earned but unpaid Annual Incentive Bonus for the calendar year ending prior to the Termination Date, which amount will be payable in a lump-sum on or before the date such annual bonuses are paid to Executives who have continued employment with the Company (but in no event earlier than sixty (60) days following the Date of Termination nor later than March 15th of the year following the calendar year ending prior to the Termination Date).

(b) Prorated Current Year Annual Incentive Bonus. The Company will pay Executive a bonus for the calendar year in which the Termination Date occurs in an amount equal to the Annual Incentive Bonus for such year as determined by the Company in accordance with the criteria established pursuant to Section 3.2 and based on the Company’s actual performance for such year, which amount will be prorated through and including the Termination Date (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year), payable in a lump-sum on or before the date such annual bonuses are paid to Executives who have continued employment with the Company (but in no event earlier than 60 days after the Termination Date nor later than March 15th of the year following the calendar year ending prior to the Termination Date).

(c) Salary Continuation Payments. Executive will be entitled to receive an amount equal to one (1) times (the “Severance Multiplier”) the sum of (i) Executive’s Base Salary for the year in which the Termination Date occurs and (ii) the greater of (A) the Annual Incentive Bonus received by Executive for the immediately preceding calendar year or (B) Executive’s Target Bonus Amount for the year in which such termination occurs. Such amount shall be paid by the Company to Executive in twelve (12) substantially equal monthly installments beginning on or promptly following the sixtieth (60th) day following the Termination Date (the “Payment Date”), provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the Payment Date will occur in the second taxable year. Notwithstanding the foregoing, in the event that Executive’s Termination Date occurs during the six (6) month period that begins immediately prior to a Sale of Berry Petroleum (the “Change in Control Period”), the Severance Multiplier shall be “two (2) times”.

(d) COBRA Reimbursement. If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents. Any such reimbursement for the period prior to the Payment Date shall be paid to Executive in a lump sum on the Payment Date and any reimbursement for any month (or portion thereof) on and after the Payment Date shall be paid to Executive on the tenth (10th) day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(d) would violate the nondiscrimination rules applicable to non-grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the parties agree to reform this Section 5.2(d) in a manner as is necessary to comply with PPACA.

5.3 Release Requirement; Continuing Obligations. Any obligation of the Company to pay an amount set forth in Section 5.2(a), (b), (c), or (d) is conditioned upon Executive timely signing and returning to the Company (and not revoking) a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form substantially similar to that attached as Exhibit A to this Agreement (the “Release”), and on Executive’s continued compliance with his obligations to the Company and its affiliates that survive termination of his employment, including, without limitation, continuing obligations under Section 6. The Release must be signed and become irrevocable on or before the date that is 52 days after the Termination Date. If Executive does not sign (and not revoke) the Release within such 52-day period, Executive shall not be paid any amount set forth in Section 5.2(a), (b), (c), or (d).

For avoidance of doubt, the following termination events will not be deemed to be a termination “without Cause”: (a) Executive’s death; (b) Executive’s termination of employment on account of Executive’s Disability (as defined in Section 8.2); (c) the transfer of Executive’s employment to another member of the Company Group, provided such member assumes and agrees to be bound by this Agreement; or (d) the transfer of Executive’s employment to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, provided such successor or assign assumes and agrees to be bound by this Agreement.

5.4 Non-Duplication of Severance Benefits. In no event will Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Section 5.

6. Indemnification. If Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive, Berry Petroleum, or the Company related to any contest or dispute between Executive and Berry Petroleum or the Company or any of their subsidiaries or affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of Berry Petroleum or the Company, or any subsidiary or affiliate of Berry Petroleum or the Company, or is or was serving at the request of Berry Petroleum or the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive will be indemnified and held harmless by Berry Petroleum and the Company to the maximum extent permitted under applicable law and, as applicable, Berry Petroleum’s or the Company’s organizational documents, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees).

7. Restrictive Covenants.

7.1 Confidential Information.

(a) Confidentiality. Executive hereby acknowledges that in connection with his employment by the Company, he will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). Executive further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company Group. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any member of the Company Group relating to Business Opportunities (defined below) or Intellectual Property (defined below) or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the members of the Company Group, whether oral or in written form. Executive agrees that all Confidential Information is and will remain the property of the Company Group. Executive further agrees, except for disclosures occurring in the good faith performance of his duties for the Company, Executive will, for the duration of the Term, hold in the strictest confidence all Confidential Information, and will not, during the Term and for a period of five years after the Termination Date, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his own benefit or profit or allow any person, entity or third party, other than the Company or other member of the Company Group and authorized Executives of the same, to use or otherwise gain access to any Confidential Information. Executive will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Executive or his agent or other representative or becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group. Further, Executive will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company; provided, however, that if and when such a disclosure is required by law, Executive promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.

(b) SEC Provisions. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC. This Section 7.1(b) applies only for the period of time that the Company is subject to the Dodd-Frank Act.

(c) Trade Secrets. The parties specifically acknowledge that 18 U.S.C. § 1833(b) provides: “An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, notwithstanding anything to the contrary in the foregoing, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

7.2 Return of Property. Executive agrees to deliver promptly to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all documents in his possession relating to the business of the Company Group, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company Group and all copies thereof and therefrom; provided, however, that Executive will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to Executive’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents specifically including any documents referenced in this Agreement and copies of any documents related to Executive’s equity-based incentive awards and other compensation.

7.3 Non-Compete Obligations.

(a) Non-Compete Obligations During the Term. Executive agrees that, during the Employment Term:

(i) Executive will not, other than through the Company or Berry Petroleum, engage or participate in any manner, whether directly or indirectly as an employee, employer, consultant, agent, principal, partner, more than 1% shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in direct competition anywhere in the United States with the Company, Berry Petroleum, or any of their direct or indirect subsidiaries, in each case in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products; and

(ii) Executive will not (directly or indirectly through any family members or other persons) invest or otherwise participate alongside the Company, Berry Petroleum, or their direct or indirect subsidiaries, in any Business Opportunity (defined below).

Notwithstanding the foregoing, nothing in this Section 7.3(a) will be deemed to prohibit Executive from owning, or otherwise having an interest in, less than 1% of any publicly owned entity or 3% or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Executive has no active role with respect to any investment by such fund in any entity.

(b) Non-Compete Obligations After Termination Date. Executive agrees that some restrictions on Executive’s activities after Executive’s employment are necessary to protect the goodwill, Confidential Information, and other legitimate interests of the Company, Berry Petroleum, and their direct and indirect subsidiaries. The Company has and following the Effective Date the Company will provide Executive with access to and knowledge of Confidential Information and trade secrets and will place Executive in a position of trust and confidence with the Company, and Executive will benefit from the Company’s goodwill. The restrictive covenants below are necessary to protect the Company’s and Berry Petroleum’s legitimate business interests in their Confidential Information, trade secrets and goodwill. Executive further understands and acknowledges that the Company’s and Berry Petroleum’s ability to reserve these for the exclusive knowledge and use of the Company and Berry Petroleum is of great competitive importance and commercial value to the Company and Berry Petroleum and that the Company and Berry Petroleum would be irreparably harmed if Executive violates the restrictive covenants below. In recognition of the consideration provided to Executive as well as the imparting to Executive of Confidential Information, including trade secrets, and for other good and valuable consideration, Executive hereby agrees that Executive will not, during the Restricted Period (as defined in Section 8.4), engage or participate in any manner, whether directly or indirectly as an employee, employer, consultant, agent principal, partner, more than 1% shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in any business or activity which is in direct competition with the Company, Berry Petroleum, or their direct or indirect subsidiaries, in each case in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a ten-mile radius of the boundaries of, any mineral property interest of any of the Company, Berry Petroleum, or their direct or indirect subsidiaries (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company or any direct or indirect subsidiary, and any third party) or any other property on which any of the Company, Berry Petroleum, or their direct or indirect subsidiaries has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or as of the end of the six-month period following such Termination Date; provided, that, this Section 7.3(b) will not preclude Executive from making investments in securities of oil and gas companies which are registered on a national stock exchange, if the aggregate amount owned by Executive and all family members and affiliates does not exceed 3% of such company’s outstanding securities.

7.4 Non-Solicitation. During the Term and the Restricted Period (as defined in Section 8.4), Executive agrees and covenants that he will not, whether for his own account or for the account of any other person (other than a member of the Company Group), intentionally (a) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment or service of any Executive or other service provider of the Company Group (including any independent sales representatives), or (b) solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective clients, vendors or customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company Group.

7.5 Assignment of Developments. Executive assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of Executive’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by Executive during the Term, or originated by any third party and brought to the attention of Executive during the Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

For purposes of this Agreement, “Intellectual Property” will mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Executive prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which Executive discovers, conceives, invents, creates or develops, alone or with others, during the Term, if such discovery, conception, invention, creation or development (a) occurs in the course of Executive’s employment with the Company, or (b) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries, or (c) in the good faith judgment of the CEO, relates or pertains in any material way to the purposes, activities or affairs of the Company Group.

7.6 Injunctive Relief. Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.

7.7 Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 7 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

7.8 Forfeiture Provision. If Executive engages in any activity that violates any covenant or restriction contained in this Section 7, in addition to any other remedy the Company may have at law or in equity, (a) Executive will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, and (b) all forms of long-term incentive compensation (whether cash or equity-based) held by or credited to Executive will terminate effective as of the date on which Executive engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

8.1 “Cause” means any of the following: (a) Executive’s repeated failure to fulfill substantially his material obligations with respect to his employment (which failure, if able to be cured, remains uncured or continues or recurs thirty (30) days after written notice from the CEO or the Board); (b) Executive’s conviction of or plea of guilty or nolo contendere to a felony or to a crime involving moral turpitude resulting in material financial or reputational harm to the Company, Berry Petroleum, or any of their subsidiaries or affiliates; (iii) Executive’s engaging in conduct that constitutes gross negligence or gross misconduct in carrying out his duties with respect to his employment hereunder; (iv) a material violation by Executive of any non-competition or non-solicitation provision, or of any confidentiality provision, contained in this Agreement or any agreement between Executive and the Company, Berry Petroleum, or any of their subsidiaries or affiliates; (v) any act by Executive involving dishonesty relating to the business of the Company, Berry Petroleum, or any of their subsidiaries or affiliates that adversely and materially affects the business of the Company, Berry Petroleum, or any of their subsidiaries or affiliates; or (vi) a material breach by Executive of the Company’s written code of ethics or any other material written policy or regulation of the Company, Berry Petroleum, or any of their subsidiaries or affiliates governing the conduct of its employees or contractors (which breach, if able to be cured, remains uncured or continues or recurs 30 days after written notice from the CEO or the Board).

8.2 “Disability” means Executive is unable to perform the essential functions of the position, even with reasonable accommodation, for four (4) months in any twelve (12) month period and there is no vacant position to which Executive could be transferred for which Executive is qualified.

8.3 “Good Reason” means the occurrence of any of the following, in each case during the Term without Executive’s written consent: (a) a material reduction in Executive’s Base Salary; (b) a permanent relocation of Executive’s principal place of employment by more than thirty (30) miles from the location in effective immediately prior to such relocation; (c) any material breach by the Company of any material provision of this Agreement; (d) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (d) a material diminution in the nature or scope of the Executive’s authority or responsibilities from those applicable to Executive as of the Effective Date (or as modified thereafter consistent with this Agreement). Executive cannot terminate his employment for “Good Reason” unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not deliver a notice of termination for “Good Reason” within thirty (30) days after such cure period, then Executive will be deemed to have waived his right to terminate for “Good Reason.”

8.4 “Restricted Period” means (a) in the case of Executive’s termination by the Company without Cause during a Change in Control Period or by Executive for Good Reason during a Change in Control Period, the twenty-four (24) month period beginning on the Termination Date and (b) in all other cases, the eighteen (18) month period beginning on the Termination Date.

8.5 “Sale of Berry Petroleum” means the first to occur of:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding equity interests of Berry Petroleum (the “Outstanding Company Equity”) or (ii) the combined voting power of the then-outstanding voting securities of Berry Petroleum entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 8.5, the following acquisitions will not constitute a Sale of Berry Petroleum: (A) any acquisition directly from Berry Petroleum (including, for avoidance of doubt, an initial public offering of Berry Petroleum stock), (B) any acquisition by Berry Petroleum, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 8.2(c)(iii)(A), Section 8.2(c)(ii)(B), or Section 8.2(c)(iii)(C);

(b) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Berry Petroleum’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c) Consummation of (i) a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Berry Petroleum or any of its subsidiaries, (ii) a sale or other disposition of assets of Berry Petroleum that have a total gross fair market value (i.e., determined without regard to any liabilities associated with such assets) equal to or more than 75% of the total gross fair market value of all of the assets of Berry Petroleum immediately prior to such sale or other disposition, or (iii) the acquisition of assets or equity interests of another entity by Berry Petroleum or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Equity and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Berry Petroleum or all or substantially all of Berry Petroleum’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Equity and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Berry Petroleum or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

9. Miscellaneous.

9.1 No Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound, and that Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any person or to any court order, judgment or decree that would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Company any proprietary information of a third-party without such party’s consent.

9.2 Assignment; Successors; Binding Agreement. This Agreement is personal to Executive and may not be assigned by Executive, whether by operation of law or otherwise, without the prior written consent of the Company. The Company may assign this Agreement to any member of the Company Group or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

9.3 California State Income Taxes. During the Employment Term, the Company and Executive hereby agree to take all reasonable precautions to ensure that no amount payable to Executive under this Agreement is subject to California state income tax. If the Company pays Executive an amount under this Agreement that is determined to be subject to California state income tax (any such payment, a “CA Taxable Payment”), then the Company will pay Executive an additional amount (a “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any California state income tax on the amount, and any Federal, state and local income and employment taxes on the Gross-Up Payment, equals the CA Taxable Payment. Any determination required under this Section 9.3 will be made in good faith by the Company.

9.4 Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing by Executive and the Company. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

9.5 Entire Agreement. This Agreement, together with any attendant or ancillary documents, specifically including, but not limited to (a) all documents referenced in this Agreement and (b) the written policies and procedures of the Company, embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement or the other documents referenced in this Section 9.5.

9.6 Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware other than the conflict of laws provision thereof.

9.7 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. In the event of any dispute, controversy or claim between the Company and Executive arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company and Executive agree and consent to the personal jurisdiction of the state and local courts of Dallas County, Texas and/or the United States District Court for the Northern District of Texas for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The Company and Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of their principal Executive offices and to Executive at his last known address as reflected in the Company’s records.

9.8 Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

9.9 Survival. Provisions of this Agreement will survive any termination of Executive’s employment if so provided or if necessary or desirable to fully accomplish the purposes of the other surviving provisions, including without limitation Sections 5, 7 and 8.

9.10 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

To the Company:

Berry Petroleum Company, LLC

Attn: General Counsel

5201 Truxtun Avenue, Suite 100

Bakersfield, CA 93309-0640

To Berry Petroleum:

Berry Petroleum Corporation

Attn: General Counsel

5201 Truxtun Avenue, Suite 100

Bakersfield, CA 93309-0640

To Executive:

At the address reflected in the Company’s written records.

9.11 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

9.13 Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

9.14 Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

9.15 Capacity; No Conflicts. Executive represents and warrants to the Company that: (a) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound, and (c) this Agreement is his valid and binding obligation, enforceable in accordance with its terms.

9.16 Sections 280G and 409A of the Code. Notwithstanding anything in this Agreement to the contrary:

(a) If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Sale of Berry Petroleum or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 9.16(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 9.16(a) will be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code and that maximizes Executive’s economic position and after-tax income; for the avoidance of doubt, Executive will not have any discretion in determining the manner in which the payments and benefits are reduced.

(b) If any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, the Company will have the discretion to adjust the terms of such payment or benefit (but not the amount or value thereof) as reasonably necessary to comply with the requirements of Section 409A of the Code to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code.

(c) Any expense reimbursement payable to Executive under the terms of this Agreement will be paid on or before March 15 of the calendar year following the calendar year in which such reimbursable expense was incurred. The amount of such reimbursements that the Company is obligated to pay in any given calendar year will not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

(d) Notwithstanding anything in this Agreement to the contrary, in the event that Executive is a “specified employee” (as determined under Section 409A of the Code) at the time of the separation from service triggering the payment or provision of benefits, any payment or benefit under this Agreement which is determined to provide for a deferral of compensation pursuant to Section 409A of the Code will not commence being paid or made available to Executive until after six months from the Termination Date that constitutes a separation from service within the meaning of Section 409A of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BERRY PETROLEUM COMPANY, LLC

By: BERRY PETROLEUM CORPORATION, its sole member

By:	/s/ Arthur T. Smith
Name: Arthur T. Smith
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Cary D. Baetz
Cary D. Baetz

For the limited purposes set forth herein:

BERRY PETROLEUM CORPORATION

By:	/s/ Arthur T. Smith
Name: Arthur T. Smith
Title: President and Chief Executive Officer

[Signature Page to Executive Employment Agreement]

Exhibit A

Form of Release and Waiver of Claims Agreement

This Release and Waiver of Claims Agreement (“Release”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the “Employer”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective executives, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer Group”), and Cary D. Baetz (“Executive”) (the Employer and the Executive are collectively referred to herein as the “Parties”) as of [                    ] (the “Execution Date”).

1. Release.

(a) General Release and Waiver of Claims. In exchange for the consideration provided in this Release, the Executive and his/her heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release, including, without limitation, any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Executive’s hire, benefits, employment, termination or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Executive Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Genetic Information Nondiscrimination Act of 2008, and/or any other Federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; and (ii) any tort, contract and/or quasi-contract law, including but not limited to claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes, and the Executive does not waive, release or discharge (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers’ compensation or unemployment laws; (iii) indemnification rights the Executive has against the Employer, (iv) claims under the Executive Employment Agreement between the Executive and the Employer dated June     , 2017, and/or (v) any other claims that cannot be waived by law.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive in this Release, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Release, the Executive hereby acknowledges and confirms that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed him/herself of his/her right to consult with his/her attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this

Release including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Executive was given at least [twenty-one (21)/forty-five (45)] days to consider the terms of this Release and consult with an attorney of his/her choice, although he may sign it sooner if desired; (vi) the Executive understands that he has seven (7) days from the date he signs this Release to revoke the release in this paragraph by delivering notice of revocation to [NAME] at the Employer, [EMPLOYER ADDRESS] by e-mail/fax/overnight delivery before the end of such seven-day period; and (vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Executive signs this Release.

2. Knowing and Voluntary Acknowledgement. The Executive specifically agrees and acknowledges that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Executive is not waiving or releasing rights or claims that may arise after his execution of this Release; and (vi) the Executive understands that the waiver and release in this Release is being requested in connection with the cessation of his employment with the Employer Group.

The Executive further acknowledges that he has had [twenty-one (21)/forty-five (45)] days to consider the terms of this Release and consult with an attorney of his choice, although he may sign it sooner if desired. Further, the Executive acknowledges that he shall have an additional seven (7) days from the date on which he signs this Release to revoke consent to his release of claims under the ADEA by delivering notice of revocation to [NAME] at the Employer, [EMPLOYER ADDRESS] by e-mail/fax/overnight delivery before the end of such seven-day period. In the event of such revocation by the Executive, the Employer hall have the option of treating this Release as null and void in its entirety.

This Release shall not become effective, until the eighth (8th) day after/day the Executive and the Employer execute this Release. Such date shall be the Effective Date of this Release. No payments due to the Executive hereunder shall be made or begin before the Effective Date.

3. Miscellaneous.

(a) Assignment. Employer may assign this Release to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Release shall inure to the benefit of the Employer and permitted successors and assigns.

(b) Governing Law: Jurisdiction and Venue. This Release, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Release shall be brought only in any state or federal court located in the State of Texas, County of Dallas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(c) Modification and Waiver. No provision of this Release may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Employer’s Chief Executive Officer. No waiver by either of the Parties of any breach by the other party

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hereto of any condition or provision of this Release to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(d) Severability.

(i) Should any provision of this Release be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Release shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Release, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Release.

(ii) The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Release in lieu of severing such unenforceable provision from this Release in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Release or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

(iii) The Parties expressly agree that this Release as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Release be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Release shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

(e) Captions. Captions and headings of the sections and paragraphs of this Release are intended solely for convenience and no provision of this Release is to be construed by reference to the caption or heading of any section or paragraph.

(f) Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(g) Nonadmission. Nothing in this Release shall be construed as an admission of wrongdoing or liability on the part of the Employer or any member of the Employer Group.

(h) Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS RELEASE. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE BERRY PETROLEUM COMPANY, LLC FROM ANY AND ALL CLAIMS.

{Signature page follows}

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IN WITNESS WHEREOF, the Parties have executed this Release as of the Execution Date above.

BERRY PETROLEUM COMPANY, LLC

By:___________________________________ Name: [NAME OF AUTHORIZED OFFICER] Title: [TITLE OF AUTHORIZED OFFICER]

CARY D. BAETZ

Signature:____________________________ Print Name: __________________________

[Form of Release Agreement]